Exhibit 99.1

News Release

Rockwell Collins second quarter 2014 sales increase 12%

•	Mid-point of earnings per share guidance increased due to improved ARINC earnings

CEDAR RAPIDS, Iowa (April 17, 2014) - Rockwell Collins, Inc. (NYSE: COL) today reported total sales for the second quarter of fiscal year 2014 were $1.27 billion, an increase of 12% from the same period in 2013 primarily due to the acquisition of ARINC. Total segment operating earnings for the second quarter of fiscal year 2014 were $254 million, an increase of $25 million, or 11%, from the same period a year ago. Second quarter fiscal year 2014 earnings per share from continuing operations were $1.07 and net income was $147 million compared to earnings per share from continuing operations of $1.17 and net income of $161 million in the second quarter of last year. Prior year net income included a $31 million, or $0.22 per share, benefit from the retroactive reinstatement of the Federal Research & Development Tax Credit, which expired on December 31, 2013.

ARINC, which was acquired on December 23, 2013, contributed $137 million of sales and $17 million of operating earnings to the second quarter of 2014. Rockwell Collins now expects the ARINC portion of Information Management Services' fiscal year 2014 operating margin to be in the range of 11% to 12%, (from 9% to 10%), due primarily to lower than previously estimated intangible asset amortization expense.

“These strong second quarter financial results, including 12% sales growth and 20% total segment operating margins, support our plan to accelerate growth and increase shareowner value," said Rockwell Collins Chief Executive Officer, Kelly Ortberg. "Share gains from new OEM programs, expanding international sales, and growth in our new Information Management Services business more than offset anticipated declines in business aviation and defense. As we look forward, we expect to convert our sales growth into even higher levels of earnings and cash flow generation as we leverage our proven operating model."

Following is a discussion of fiscal year 2014 second quarter sales and earnings for each business segment. Certain amounts previously included in the Commercial Systems segment have been reclassified to the newly created Information Management Services segment. See the supplemental schedule included in the press release filed on Form 8-K dated January 21, 2014 for a reconciliation of amounts reclassified.

Commercial Systems

Commercial Systems, which provides aviation systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2014 second quarter results as summarized below.

(dollars in millions)	Q2 FY14	Q2 FY13	Inc/(Dec)
Commercial Systems sales
Original equipment	$317	$312	2%
Aftermarket	221	212	4%
Wide-body in-flight entertainment	18	18	—%
Total Commercial Systems sales	$556	$542	3%

Operating earnings	$127	$116	9%
Operating margin rate	22.8%	21.4%	140 bps

•	Sales to aircraft original equipment manufacturers increased due to higher hardware delivery rates for the Boeing 787 aircraft partially offset by lower deliveries to light business jet manufacturers.

•	Aftermarket sales increased primarily due to higher service and support activities and higher regulatory airspace mandates.

•
Operating earnings and margin increased due to incremental earnings from the higher sales volume as well as the benefit of lower company-funded research & development expenses and cost savings initiatives.

Government Systems

Government Systems provides a broad range of products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Results from the second quarter of 2014 are summarized below.

(dollars in millions)	Q2 FY14	Q2 FY13	Inc/(Dec)
Government Systems sales
Avionics	$333	$324	3%
Communication products	132	152	(13)%
Surface solutions	56	57	(2)%
Navigation products	46	45	2%
Total Government Systems sales	$567	$578	(2)%

Operating earnings	$109	$112	(3)%
Operating margin rate	19.2%	19.4%	(20) bps

•
Avionics sales increased primarily due to higher hardware deliveries and installations for the E-6B aircraft upgrade program as well as hardware deliveries for international programs, partially offset by lower KC-46 and KC-10 development program sales.

•	Communication product sales declined due to lower satellite communication sales as fewer terminals were delivered and service revenues declined as troop deployments wind down in the Middle East.

•	Operating earnings and margin decreased slightly due to the impact of lower sales volume.

Information Management Services

Information Management Services (IMS) enables mission-critical data and voice communications throughout the world to customers including the U.S. Federal Aviation Administration (FAA), commercial airlines, business aircraft operators, airport and critical infrastructure operators and major passenger and freight railroads. These communications are enabled by ARINC's high-performance, high-quality and high-assurance proprietary radio and terrestrial networks, enhancing customer efficiency, safety and connectivity.

The company previously announced its intent to divest ARINC’s Aerospace Systems Engineering and Support business (ASES), which provides military aircraft integration and modification services. As such, the results of ASES have been classified in discontinued operations and are excluded from the results below.

(dollars in millions)	Q2 FY14	Q2 FY13
Information Management Services sales	$149	$11

Operating earnings	$18	$1
Operating margin rate	12.1%	9.1%

Sales for ARINC were $137 million in the second quarter of fiscal 2014. All remaining sales are related to the Rockwell Collins’ flight services business. IMS operating earnings includes $12 million and $1 million of depreciation and amortization expense for the three months ended March 31, 2014 and 2013, respectively.

Corporate and Financial Highlights

Interest Expense
The increase in interest expense from $8 million in the second quarter of fiscal year 2013 to $16 million in the second quarter of fiscal year 2014 was due to the incremental interest on debt issued to fund the acquisition of ARINC.

Income Taxes

The company's effective income tax rate was 31.3% for the second quarter of 2014 compared to a rate of 18.3% for the same period last year. The higher income tax rate in the second quarter of 2014 was primarily attributable to differences in the availability of the Federal Research & Development Tax Credit.

Cash Flow
Cash provided by operating activities was $63 million for the first six months of fiscal year 2014, compared to cash provided by operating activities of $179 million in the same period last year. The $116 million reduction in cash flow from operations was primarily due to $69 million in higher income tax payments, $60 million in higher employee incentive pay, and other working capital changes, partially offset by $54 million in lower pension plan contributions.

During the second quarter of fiscal year 2014, the company repurchased 0.5 million shares of common stock at a total cost of $39 million. The company paid a dividend on its common stock of 30 cents per share, or $40 million, in the second quarter of 2014.

Fiscal Year 2014 Outlook

The following table is a complete summary of the company's fiscal year 2014 financial guidance. Earnings per share guidance has been updated due to lower than previously estimated intangible asset amortization expense for ARINC. All other financial guidance is unchanged from amounts previously provided on January 21, 2014:

•	Total sales	$4.95 Bil. to $5.05 Bil.
•	Total segment operating margins	20% to 21%
•	Earnings per share	$4.40 to $4.55 (From $4.35 to $4.55)
•	Cash flow from operations	$600 Mil. to $700 Mil.
•	Total research & development investment	About $950 Mil.
•	Capital expenditures	About $160 Mil.
•	Full year income tax rate	About 30%

Business Highlights

Rockwell Collins to provide Inmarsat’s GX Aviation
Inmarsat, the leading provider of global mobile satellite communications services, and Rockwell Collins have signed a Memorandum of Understanding to make Rockwell Collins a Value Added Reseller of GX Aviation Ka-broadband service. GX Aviation is scheduled to be available for the commercial aviation market segment in the first half of 2015. It will provide Internet speeds of 50Mbps virtually everywhere in the world and is set to change the shape of inflight connectivity. Rockwell Collins is already a reseller of GX Aviation airtime in the business aviation market segment, and upon agreement will be able to provide a full solution offering to airlines to support all of their satcom connectivity needs from the cockpit to the cabin.

Rockwell Collins signs new five-year agreement with airlines represented by Heathrow AOC Ltd for ARINC Passenger Processing Services
Heathrow AOC Ltd, through the AOC Shared Systems Board, has awarded Rockwell Collins a five-year contract that will place the company’s latest ARINC vMUSE™ Common Use Passenger Processing System in all four common-use terminals at the London Heathrow airport, one of the world’s busiest airports.

Rockwell Collins avionics selected by the following airlines:

•
AirAsia has selected a suite of Rockwell Collins communication, navigation and surveillance systems, including MultiScan ThreatTrack™ weather radar and GLU-925 Multi-Mode Receiver (MMR), for 36 new Airbus A320s.

•
Singapore-based SilkAir, the regional wing of Singapore Airlines, has selected a Rockwell Collins avionics package, including the new MultiScan ThreatTrack™ weather radar, for 23 Next-Generation Boeing 737s.

•	China Eastern Airlines has selected a suite of its communication, navigation and surveillance avionics and SATCOM for 80 new aircraft, including 60 Airbus A320s and 20 Boeing 777s.

•
Qantas Airways has agreed to purchase Rockwell Collins’ full avionics suite, including its Head-up Guidance System (HGS™), for five Next-Generation Boeing 737s. This marks a continuation of Qantas’ HGS use on its entire Next-Generation 737 fleet, which totals 70 aircraft.

Rockwell Collins completed first Pro Line Fusion® software delivery for KC-390 program

Rockwell Collins completed its first delivery of Pro Line Fusion® software updates for the Brazilian Air Force’s KC-390 program. This delivery marks the first Rockwell Collins delivery of this cutting edge civil aviation product modified for a military application.

Rockwell Collins selected for Mexican Air Force C-130 avionics upgrade
Rockwell Collins’ Flight2™ integrated avionics system was selected for the Mexican Air Force C-130 upgrade program. The equipment will be installed on two prototype aircraft, part of the six C-130 aircraft scheduled to undergo an upgrade, with work started in January 2014.

Sikorsky S-92® helicopters to receive new Rockwell Collins display
The Sikorsky S-92® helicopter will feature new Rockwell Collins MFD-268P2B Multi-Function Displays enabling growth to capabilities that will enhance situational awareness and flight safety. The new displays will be standard cockpit equipment for new aircraft delivered beginning in 2014.

U.S. Coast Guard selected Rockwell Collins to provide the MH-65E fleet’s Radar Sensor System solution
Rockwell Collins was selected by the U.S. Coast Guard to provide the MH-65E Radar Sensor System (RSS) for 102 MH-65E aircraft. Rockwell Collins’ RTA-4114 MultiScanTM Weather Radar with enhanced ground/shoreline mapping and a new maritime surface search mode will provide the USCG with a light weight, flexible, and supportable solution.

Rockwell Collins Cockpit Display System received EASA certification on AgustaWestland AW189
The Rockwell Collins Cockpit Display System has successfully passed the European Aviation Safety Agency’s Civil Certification Audit onboard the AgustaWestland AW189 helicopter. This critical milestone enables final EASA approval of the aircraft’s advanced cockpit, which includes the first two products of the HeliSure family - Helicopter Synthetic Vision System (H-SVS) and Helicopter Terrain Awareness and Warning System (H-TAWS) - to receive certification.

Rockwell Collins awarded L-3 Mission Integration Republic of Korea Navy avionics contract
Rockwell Collins’ Flight2 avionics were selected by subcontractor L-3 Mission Integration for the P-3C upgrade contract. Korean Air serves as the prime contractor.

Rockwell Collins to provide 721S radio for Indian Air Force advanced telemetry system
Rockwell Collins’ 721S Fixed Site Ground radio was selected by India-based Park Controls & Communications Ltd. as an integral part of an advanced telemetry system for the Indian Air Force. This is the first selection of the 721S radio for the Indian military.

Rockwell Collins and Bluesky sign final agreement to form ACCEL (Tianjin) Flight Simulation Co. LTD.
Rockwell Collins and Beijing Bluesky Aviation Technology, an AVIC subsidiary, signed an agreement to establish ACCEL (Tianjin) Flight Simulation Co. LTD. Joint Venture.

Conference Call and Webcast Details

Rockwell Collins CEO and President, Kelly Ortberg, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on April 17, 2014. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through June 16, 2014.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training and information management services is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 as modified by the Bipartisan Budget Act of 2013; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of ARINC integration and synergy plans as well as our other acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Ryan Miller
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2014	2013	2014	2013
Sales
Government Systems	$567	$578	$1,099	$1,124
Commercial Systems	556	542	1,077	1,048
Information Management Services	149	11	167	21
Total sales	$1,272	$1,131	$2,343	$2,193

Segment operating earnings
Government Systems	$109	$112	$210	$219
Commercial Systems	127	116	238	221
Information Management Services	18	1	20	2
Total segment operating earnings	254	229	468	442

Interest expense(1)	(16)	(8)	(28)	(14)
Stock-based compensation	(7)	(7)	(12)	(13)
General corporate, net	(16)	(17)	(31)	(30)
Gain on divestiture of business	—	—	10	—
ARINC transaction costs(1)	(1)	—	(13)	—
Income from continuing operations before income taxes	214	197	394	385
Income tax expense	(67)	(36)	(116)	(92)

Income from continuing operations	147	161	278	293
Income from discontinued operations, net of taxes	1	—	1	—
Net income	$148	$161	$279	$293

Diluted earnings per share:
Continuing operations	$1.07	$1.17	$2.03	$2.10
Discontinued operations	0.01	—	0.01	—
Diluted earnings per share	$1.08	$1.17	$2.04	$2.10

Weighted average diluted shares outstanding	137.2	137.8	136.9	139.3

(1) During the six months ended March 31, 2014, the company incurred bridge facility fees of $3 million related to debt financing for the ARINC acquisition. These costs were included in Interest expense. Total ARINC transaction costs incurred for the six months ended March 31, 2014 were $16 million.

The following tables summarize sales by product category for the three and six months ended March 31, 2014 and 2013 (unaudited, in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2014	2013	2014	2013
Government Systems sales:
Avionics	$333	$324	$650	$639
Communication products	132	152	250	285
Surface solutions	56	57	114	107
Navigation products	46	45	85	93
Total Government Systems sales	$567	$578	$1,099	$1,124

Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$171	$154	$328	$294
Aftermarket	124	116	252	228
Wide-body in-flight entertainment	18	18	37	45
Total air transport aviation electronics	313	288	617	567

Business and regional aviation electronics:
Original equipment	146	158	275	300
Aftermarket	97	96	185	181
Total business and regional aviation electronics	243	254	460	481
Total Commercial Systems sales	$556	$542	$1,077	$1,048

Commercial Systems sales:
Total original equipment	$317	$312	$603	$594
Total aftermarket	221	212	437	409
Wide-body in-flight entertainment	18	18	37	45
Total Commercial Systems sales	$556	$542	$1,077	$1,048

Information Management Services sales	$149	$11	$167	$21

Total sales	$1,272	$1,131	$2,343	$2,193

The following table summarizes total Research & Development Investment by segment and funding type for the three and six months ended March 31, 2014 and 2013 (unaudited, dollars in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2014	2013	2014	2013
Research and Development Investment
Customer-funded:
Government Systems	$92	$101	$181	$199
Commercial Systems	27	25	49	47
Total Customer-funded	119	126	230	246

Company-funded:
Government Systems	19	19	35	36
Commercial Systems	48	52	97	106
Total Company-funded	67	71	132	142
Total Research and Development Expense (1)	186	197	362	388

Increase in Pre-production Engineering Costs, Net	46	40	89	76
Total Research and Development Investment (1)	$232	$237	$451	$464

Percent of Total Sales	18.2%	21.0%	19.2%	21.2%

(1) The Company is currently evaluating ARINC’s research and development expenditures in connection with our ongoing integration and purchase price accounting activities. As a result, Research and Development expenses related to the newly formed Information Management Services segment have been excluded from the table above.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	March 31, 2014	September 30, 2013
Assets
Cash and cash equivalents	$410	$391
Receivables, net	1,126	1,058
Inventories, net (1)	1,674	1,518
Current deferred income taxes	10	19
Business held for sale	69	17
Other current assets	128	91
Total current assets	3,417	3,094

Property	829	773
Goodwill	1,834	779
Intangible assets	715	288
Long-term deferred income taxes	50	245
Other assets	238	221
Total assets	$7,083	$5,400

Liabilities and equity
Short-term debt	$866	$436
Accounts payable	465	463
Compensation and benefits	245	293
Advance payments from customers	362	324
Accrued customer incentives	197	184
Product warranty costs	114	121
Liabilities associated with business held for sale	10	4
Other current liabilities	141	156
Total current liabilities	2,400	1,981

Long-term debt, net	1,658	563
Retirement benefits	1,005	1,078
Other liabilities	168	155
Equity	1,852	1,623
Total liabilities and equity	$7,083	$5,400

(1) Inventories, net is comprised of the following:
	March 31, 2014	September 30, 2013
Inventories, net:
Production inventory	$871	$804
Pre-production engineering costs	803	714
Total Inventories, net	$1,674	$1,518

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Six Months Ended
	March 31
	2014	2013
Operating Activities:
Net income	$279	$293
Adjustments to arrive at cash provided by operating activities:
Gain on sale of business	(10)	—
Depreciation	67	61
Amortization of intangible assets and pre-production engineering costs	37	27
Stock-based compensation expense	12	13
Compensation and benefits paid in common stock	24	29
Excess tax benefit from stock-based compensation	(5)	(3)
Deferred income taxes	40	39
Pension plan contributions	(63)	(117)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	57	2
Production Inventory	(83)	(63)
Pre-production engineering costs	(103)	(88)
Accounts payable	(33)	(46)
Compensation and benefits	(76)	7
Advance payments from customers	(19)	37
Accrued customer incentives	13	9
Product warranty costs	(7)	(5)
Income taxes	(47)	6
Other assets and liabilities	(20)	(22)
Cash Provided by Operating Activities	63	179

Investing Activities:
Acquisition of business, net of cash acquired	(1,415)	—
Property additions	(70)	(61)
Acquisition of intangible assets	(1)	(1)
Proceeds from business divestiture	24	—
Cash (Used for) Investing Activities	(1,462)	(62)

Financing Activities:
Purchases of treasury stock	(61)	(437)
Cash dividends	(81)	(83)
Proceeds from short-term commercial paper borrowings, net	631	385
Repayment of debt	(200)	—
Net proceeds from long-term debt issuance	1,089	—
Proceeds from the exercise of stock options	31	19
Excess tax benefit from stock-based compensation	5	3
Cash Provided by (Used for) Financing Activities	1,414	(113)

Effect of exchange rate changes on cash and cash equivalents	4	(2)

Net Change in Cash and Cash Equivalents	19	2
Cash and Cash Equivalents at Beginning of Period	391	335
Cash and Cash Equivalents at End of Period	$410	$337